Exhibit 3.3

AMERICAN REALTY INVESTORS, INC.

ARTICLES OF AMENDMENT

TO THE RESTATED ARTICLES OF INCORPORATION

AS FILED AUGUST 26, 2003

Decreasing the Number of Authorized Shares of

and Eliminating Series B Cumulative Convertible Preferred Stock

Pursuant to the provisions of Section 78.390 of the Nevada Revised Statutes, American Realty Investors, Inc. is desiring to amend its Restated Articles of Incorporation, as heretofore amended, as more particularly described hereinafter, hereby certifies as follows:

1. The name of the corporation (the “Corporation”) whose Restated Articles of Incorporation, as heretofore amended (the “Articles of Incorporation”) are being amended hereby is

American Realty Investors, Inc.

2. Set forth immediately below is the text of the amendments (the “Amendments”) to Article Fourth Section D of the Articles of Incorporation to eliminate Series B Cumulative Convertible Preferred Stock, being made hereby.

A.

Section 1. Designation and Amount which designates the authorized number, preferences, limitations and relative rights of the Corporation’s Series B Cumulative Convertible Preferred Stock is hereby amended to read as follows:

1. Designation and Amount. The number of shares which shall constitute the Series B Cumulative Convertible Preferred Stock shall be such number as may actually be issued by the Corporation, not to exceed a maximum of zero shares.

B.

Section D. Series B Preferred Stock. as amended by item A above, is hereby deleted from the Articles of Incorporation.

Except as hereby amended, the Articles of Incorporation remain and shall remain in full force and effect.

3. The Amendments were adopted by the Corporation’s Board of Directors at a meeting held on May 22, 2002. There being no Holders of the Series B Cumulative Convertible Preferred Stock, the approval of a majority of the holders of the Corporation’s Common Stock was obtained at a meeting held on August 26, 2003.

Dated this 26th day of August, 2003.

American Realty Investors, Inc.

By:

Robert A. Waldman, Secretary